Exhibit 11.  Statement re: computation of per share earnings




                                                                         Three Months Ending March 31,

                                                                1997                              1996
                                                     ----------------------------       ---------------------------
                                                                        Fully                            Fully
                                                        Primary        diluted            Primary        diluted



Net income (loss)                                    $  (956,279)    $  (956,279)       $ 2,213,263     $ 2,213,263
                                                     ============    ============       ===========     ===========


Weighted average of shares
  outstanding                                           7,457,717       7,457,717         6,221,444       6,221,444


Incremental shares from the assumed
  exercise of dilutive stock options                      541,884         541,884           426,277         426,277

Common shares assumed to have been
  repurchased, treasury stock method                     (474,835)       (474,835)         (288,434)       (288,434)
                                                    -------------  --------------     -------------  --------------

Weighted average common and
  common equivalent shares
  outstanding                                           7,524,766       7,524,766         6,359,287       6,359,287
                                                    =============  ==============     =============  ==============


Net income (loss) per share                          $      (.13)     $     (.13)       $      .35            .35
                                                    ===============================================================
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